Exhibit 99.1

Media Contact:

Tim Deighton

Regions Bank

205-264-4551

Regions Financial Corp. Announces CCAR Results and Capital Plan Actions

BIRMINGHAM, Ala. – March 14, 2013 – As part of the Comprehensive Capital Analysis and Review (CCAR), on January 7, 2013, Regions Financial Corporation (NYSE: RF) submitted to the Federal Reserve a capital plan approved by its board of directors covering the period from April 1, 2013 to March 31, 2014.

The Federal Reserve indicated to Regions on March 14, 2013 that it does not object to the company’s capital plan and proposed capital actions that include increasing the company’s quarterly common dividend to $0.03 per share, as well as the repurchase over this period of common shares in an amount up to $350 million. In addition, Regions’ capital plan includes the proposed redemption / repurchase of certain capital securities including but not limited to up to approximately $500 million of trust preferred securities. These actions are subject to approval by the Regions Board of Directors.

“The outcome of the capital plan review demonstrates the strength of our company and our transition to a growth posture,” said Grayson Hall, Regions’ president and chief executive officer. “We are pleased to be in a position to begin returning capital to our shareholders consistent with our intent to ultimately provide them with a greater return on their investment in Regions.”

Regions has also disclosed the results of its company-administered stress test on the Investor Relations page of regions.com. The disclosure is required by 12 CFR 252.148, which implements the requirements of Section 165(i)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

About Regions Financial Corporation

Regions Financial Corporation, with $121 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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